Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Great American Group, Inc. on Form S-4, Amendment No. 1 (File No. 333-162043) of our report dated September 21, 2009, with respect to our audit of the consolidated financial statements of Great American Group, Inc. and Subsidiary (a development stage company) as of June 30, 2009 and for the period from May 7, 2009 (inception) through June 30, 2009, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, New York

October 2, 2009